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                                                                    Exhibit 5(a)


                                 August 30, 2002



Science Applications International Corporation
10260 Campus Point Drive
San Diego, California  92121

Gentlemen:

        I am the Senior Vice President and General Counsel of Science Applications International Corporation (the "Company"). As such, I have acted as your counsel in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") on August 30, 2002 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers the offer and sale by (i) the Company of 9,000,000 shares (the "Company Shares") of its Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and (ii) the Selling Stockholders, as defined in the Registration Statement, of up to an aggregate of 1,750,000 shares of Class A Common Stock (the "Selling Stockholder Shares"). The Company Shares may be offered and sold directly by the Company or sold by stockholders through the limited market maintained by Bull, Inc. (the sale of which may be attributed to the Company).

        I am generally familiar with the affairs of the Company. In addition, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation and Bylaws of the Company as currently in effect,
(iii) resolutions adopted by the Board of Directors and the Operating Committee thereof relating to the filing of the Registration Statement and the issuance of the Company Shares thereunder, (iv) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon and subject to the foregoing, I am of the opinion that:

        1. The Company Shares that are being offered and sold directly by the Company have been duly authorized for issuance and when issued and sold (and consideration therefore received) in accordance with the Registration Statement, will be legally issued, fully paid and nonassessable.

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Science Applications International Corporation
August 30, 2002
Page 2



        2. Any shares of Class A Common Stock sold by stockholders through the limited market maintained by Bull, Inc. which are attributed to the Company have been duly authorized for issuance , legally issued, and fully paid and nonassessable.

        3. The Selling Stockholder Shares have been duly authorized and are legally issued, fully paid and nonassessable.

        I hereby consent to the use of my name in the Registration Statement under the caption "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /S/ DOUGLAS E. SCOTT

                                        Douglas E. Scott
                                        Senior Vice President
                                        and General Counsel